SUBSIDIARIES OF DRYPERS CORPORATION


Ultracare Products International, Inc.
Drypers Limited
Seler S.A.
New Dry S.A.
Drypers Mexico S.A. de C.V.
Drypers Holding de Mexico SRL de CV
Comercializadora y Distribuidora Drypers de Mexico SRL de CV
Drypers Servicios de Mexico SRL de CV
Hygienic Products de Mexico International Limited
Drypers do Brasil Ind. e. Com. Ltda.
Igienica Difusion Inc. Ltd.
Drypers Caribbean Holdings Limited
LSFNE Company
Drypers Asia Pte. Ltd. (Singapore)
Drypers Asia (M) SDN BHD (Malaysia)
Drypers Malaysia SDN BHD (formerly PrimoSoft)
Drypers Marketing SDN BHD
Drypers (Germany) GmbH